Exhibit 99.1

Contact: Mark Dombrowski, Corporate Communications
         814-870-2285 or 1-800-458-0811, extension 2285
         mark.dombrowski@erieinsurance.com


       Erie Family Life Reports Solid Fourth Quarter And Full Year Results


Erie, Pa. -- February 25, 2004 - Erie Family Life Insurance Company, a member of the Erie Insurance Group, reported net income of $11.1 million, or $1.18 per share, for the quarter ended December 31, 2003, compared to $3.0 million, or $0.32 per share, for the same period in 2002. For the year ended December 31, 2003, net income grew to $34.3 million, or $3.63 per share, from $8.8 million, or $0.94 per share, in 2002. Increases in net investment income due to significant increases in realized gains, reduced levels of realized losses on investments and continued premium growth contributed to this increase.

Commenting on the performance of the Company in 2003, Jeffrey A. Ludrof, president and chief executive officer noted: "This was an exceptional year for Erie Family Life. In addition to benefiting from the improved financial markets, we continue to reap the rewards of the outstanding service and dedication of our Agents and Employees."

Total net policy revenue increased 15.0 percent to $14.9 million in the fourth quarter of 2003, from $13.0 million during the fourth quarter of 2002. For the year ended December 31, 2003, total net policy revenue increased $4.8 million, or 9.4 percent, to $55.9 million, from $51.1 million in 2002. Net premiums collected on traditional life insurance policies increased $3.0 million to $37.8 million, or 8.5 percent, in 2003. Net renewal premiums collected increased 9.9 percent. The Company's newest term products, ERIE Flagship Term2 and ERIE Target Term, continue to be popular in the market.

Net investment income increased 7.4 percent to $19.6 million during the fourth quarter of 2003. For the year ended December 31, 2003, net investment income increased 16.1 percent to $77.0 million compared to $66.3 million for the same period in 2002. The 2003 increases are the result of higher invested balances associated with significant annuity sales in 2003.

During the fourth quarter of 2003, the Company recognized net realized gains on investments of $4.0 million, compared to $1.3 million during the same period in 2002. For the full year ended December 31, 2003, the Company recognized net gains on investments of $13.2 million compared to net realized losses of $9.6 million in 2002.


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


Although the Company lowered its credited interest rates in both 2003 and 2002 to reflect current market conditions, interest expense incurred on deposits increased $2.2 million, or 4.6 percent, in 2003 primarily as a result of the growth of annuities on deposit. At December 31, 2003, the balance of annuity deposits totaled $932.6 million compared to $803.7 at December 31, 2002, an increase of 16.0 percent.

General expenses and commissions, net of additions to deferred acquisition costs decreased $0.6 million, or 4.0 percent, to $15.7 million in 2003 compared to $16.3 million in 2002. General expenses include wages and salaries, employee benefits, data processing expenses and other office and general administrative expenses of the Company.

The Company's total assets and shareholders' equity continued to grow in 2003. Total assets increased to $1.6 billion at December 31, 2003, from $1.4 billion at December 31, 2002. Total shareholders' equity increased 15.5 percent to $259.2 million at December 31, 2003.

Erie Family Life Insurance Company is a member company of the Erie Insurance Group that includes the Erie Indemnity Company, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Flagship City Insurance Company and Erie Insurance Property and Casualty Company.

According to A. M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A. M. Best Company, has more than 3.7 million policies in force and operates in 11 states and the District of Columbia. Erie Family Life Insurance Company is rated A (Excellent) by A.M. Best Company. Life insurance company affiliates of property/casualty groups are typically rated one financial strength category lower than the property/casualty affiliates by A.M. Best Company.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company's other business activities during 2003 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions. These forward-looking statements reflect the Company's current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

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

Statements of operations and financial position and other information will follow.

                          ERIE FAMILY LIFE REPORTS
                      FOURTH QUARTER AND FULL YEAR RESULTS




ERIE FAMILY LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)


                                                   Three months ended December 31       Year ended December 31
                                                        2003             2002           2003              2002
                                                   ------------------------------     -------------------------
  REVENUES:
     Total net policy revenue                       $     14,911   $     12,971      $    55,932    $    51,129
     Net investment income                                19,607         18,261           76,966         66,286
     Net realized gains (losses) on investments            4,007          1,269           13,176         (9,610)
     Equity in (losses) earnings of limited
      partnerships                                          (498)           (69)           1,296          3,664
     Other income                                            186            255              844            815
                                                    -----------------------------------------------------------
  Total Revenues                                    $     38,213   $     32,687      $   148,214    $   112,284
                                                    -----------------------------------------------------------

  BENEFITS AND EXPENSES:
     Benefits to policyholders                      $      6,498   $      4,803      $    23,671    $    23,895
     Interest on deposits                                 12,377         12,541           49,137         46,969
     Amortization of deferred policy
       acquisition costs                                  (1,370)         3,173            6,526          8,427
     Commissions, general expenses,
       taxes, licenses and fees                            6,079          7,627           18,716         19,456
                                                    -----------------------------------------------------------
  Total Benefits and Expenses                       $     23,584   $     28,144      $    98,050    $    98,747
                                                    -----------------------------------------------------------

   Income before income taxes                       $     14,629   $      4,543      $    50,164    $    13,537
     Provision for federal income taxes                    3,487          1,585           15,818          4,697
                                                    -----------------------------------------------------------
  Net Income                                        $     11,142   $      2,958      $    34,346    $     8,840
                                                    ===========================================================
  Net Income per share                              $       1.18   $       0.32      $      3.63    $      0.94
                                                    ===========================================================

  Dividends declared per share                      $       0.00   $       0.00      $      0.84    $      0.84
  Number of shares outstanding                             9,450          9,450            9,450          9,450

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



ERIE FAMILY LIFE INSURANCE COMPANY
STATEMENTS OF FINANCIAL POSITION
(Amounts in thousands, except per share data)

                                                                      December 31,           December 31,
                                                                          2003                   2002
                                                                   -----------------       ----------------
ASSETS
  Invested assets:
     Fixed maturities                                             $        1,280,327      $        1,039,367
     Equity securities                                                        62,948                  68,749
     Limited partnerships                                                     12,241                  16,053
     Other invested assets                                                    17,383                  17,901
                                                                  ------------------      ------------------
Total invested assets                                             $        1,372,899      $        1,142,070

     Cash and cash equivalents                                                91,667                  97,022
     Other assets                                                            170,664                 150,527
                                                                  ------------------      ------------------
Total assets                                                      $        1,635,230      $        1,389,619
                                                                  ==================      ==================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
     Annuity and universal life deposits                          $        1,082,974      $          939,226
     Policy reserves and benefits                                            122,177                 111,565
     Other liabilities                                                       170,832                 114,381
                                                                  ------------------      ------------------
Total liabilities                                                 $        1,375,983      $        1,165,172
Total shareholders' equity                                        $          259,247      $          224,447
                                                                  ------------------      -----------------
Total liabilities and shareholders' equity                        $        1,635,230      $        1,389,619
                                                                  ==================      ==================
Book value per share                                              $            27.43      $            23.75

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